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                                                                    EXHIBIT 12.1

                          COMMUNITY DISTRIBUTORS, INC.

                    COMPUTATION OF EARNINGS TO FIXED CHARGES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                                                               FISCAL YEAR  FISCAL YEAR  FISCAL YEAR
                                                                                  ENDED        ENDED        ENDED
                                                                                JULY 28,     JULY 26,     JULY 25,
EARNINGS AVAILABLE FOR FIXED CHARGES                                              1996         1997         1998
-----------------------------------------------------------------------------  -----------  -----------  -----------
Income before income taxes...................................................   $   7,363    $   9,779    $   6,715
ADD
Interest expense.............................................................       3,998        3,018        6,848
Interest component of rent expense...........................................       2,624        2,811        3,057
                                                                               -----------  -----------  -----------
Income as adjusted...........................................................   $  13,985    $  15,608    $  16,620
                                                                               -----------  -----------  -----------
                                                                               -----------  -----------  -----------
Fixed Charges
Interest expense.............................................................   $   3,998    $   3,018    $   6,848
Interest component of rent expense...........................................       2,624        2,811        3,057
                                                                               -----------  -----------  -----------
Total Fixed Charges..........................................................   $   6,622    $   5,829    $   9,905
                                                                               -----------  -----------  -----------
                                                                               -----------  -----------  -----------
Ratio of earnings to fixed charges...........................................        2.11         2.68         1.68
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